Exhibit (p)(1)

MARSHALL FUNDS, INC.

M&I INVESTMENT MANAGEMENT CORP.

CODE OF ETHICS

I.	BACKGROUND

This Code of Ethics (the “Code”) has been adopted by M&I Investment Management Corp. (“M&I” or the “Adviser”) and Marshall Funds, Inc. (the “Company” or each series or portfolio a “Fund”) to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Adviser and the Company believe that the provisions of this Code and any Associated Procedures contain procedures reasonably necessary to prevent Access Persons from violating the Code.

1.	Definitions

(a)	“Access Person” means (i) any Advisory Person of the Adviser or the Company; (ii) any Supervised Person who has access to nonpublic information regarding any Advisory Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; (iii) any Supervised Person who is involved in making securities recommendations to Advisory Clients, or who has access to such recommendations that are nonpublic; (iv) any director or officer of the Company’s principal underwriter who, in the ordinary course of business, makes, participates in, or obtains information regarding, the purchase or sale of Reportable Securities by the Company, or whose functions or duties in the ordinary course of business relate to the making of any recommendations to the Company regarding the purchase or sale of Reportable Securities; and (v) any director or officer of the Adviser or the Company, who is not a Disinterested Director.

(b)	“Adviser” means M&I Investment Management Corp. (“IMC”).

(c)	“Advisory Client” means any client (including investment companies, managed accounts, and trust accounts) for which IMC serves as an investment adviser, renders investment advice, or makes investment decisions.

(d)	“Advisory Person” means (i) any director, officer, or employee of the Adviser (or of any company in a control relationship to the Adviser or the Company), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the current purchases or sales of a Reportable Security by an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser or the Company who normally obtains information concerning current recommendations made to an Advisory Client with regard to the purchases or sales of a Reportable Security.

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(e)	“Associated Procedures” means those policies, procedures and/or statements that have been adopted by the Adviser, and which are designed to supplement this Code and its provisions.

(f)	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(g)	A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(h)	“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person has or acquires. As a general matter, “beneficial ownership” will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Securities (or the ability to direct the disposition of the Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Securities; or (iii) receives any benefits substantially equivalent to those of ownership. In addition to an Access Person’s own accounts, a person is presumed to be the beneficial owner of Securities held by immediate family members sharing the Access Person’s household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or equivalent domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships).

(i)	“Chief Compliance Officer” means the Chief Compliance Officer of the Adviser.

(j)	“Code” means this Code of Ethics.

(k)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

(l)	“Disinterested Director” means a director or trustee of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the Investment Company Act.

(m)	“Federal Securities Laws” include the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, and the Bank Secrecy Act as it applies to funds and investment advisers, all as amended from time to time, and the rules and regulations thereunder.

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(n)	“Reportable Fund” means each registered investment company (and any series or portfolios of such company) that is advised or sub-advised by the Adviser. Reportable Funds do not include money market funds.

(o)	“Investment Personnel” include: Access Persons with direct responsibility and authority to make investment decisions affecting the Advisory Client portfolios (such as fund or portfolio managers); Access Persons who provide information and advice to such managers (such as securities analysts); Access Persons who assist in executing investment decisions for the Advisory Clients (such as traders); and any natural person who controls the Adviser or the Company, who obtains information concerning recommendations made to an Advisory Client regarding the purchase or sale of securities by the Advisory Client. As the context requires, “Investment Personnel” may refer to one or more Access Persons.

(p)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

(q)	“Public Company” means any entity subject to the reporting requirements of the Securities Exchange Act of 1934.

(r)	“Purchase or sale of a Security” includes the writing of an option to purchase or sell a Security.

(s)	“Reportable Security” shall have the same meaning as “Security” defined below, except that Reportable Securities include Exchange Traded Funds (“ETFs”) but do not include:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by non-affiliated open-end registered investment companies (i.e., Marshall Funds are reportable); and

•	Shares issued by money market funds, including Marshall Money Market funds.

(t)

“Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act or Section 202(a)(18) of the Advisers Act. Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral

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rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

(u)	“Supervised Person” means any employee of the Adviser. Employees of IMC typically include individuals working in the following areas: the Investment Department (fund managers, analysts, traders, etc.), Compliance/Legal, Performance Measurement, IMC Technology, or portfolio managers and their staff. Additionally, based on circumstance, the Chief Compliance Officer or his or her designee may consider non-employees of IMC to be Supervised Persons and subject to this Code. The Chief Compliance Officer (or his or her designee) will maintain a list of all Supervised Persons and provide each Supervised Person with this Code and any amendments.

II.	STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

As a fiduciary to our clients, M&I strives to act in the best interest of our clients and Fund shareholders and to place their interests ahead of our own. We believe over the long run M&I’s interests will be best served by this philosophy. This Code of Ethics is based on concepts of fiduciary duty, securities laws, and internal policies adopted by M&I. It is intended to promote the highest standards of ethical and professional conduct. In addition to the specific requirements of the Code, M&I’s Supervised Persons are required to comply with all applicable federal securities laws. Such laws include laws regulating privacy, anti-money laundering, insider trading, offerings and sales of securities, and fraud. If you have a question regarding such laws, please consult with the IMC Compliance Department.

Section IV of the Code deals with personal securities trading by M&I’s Supervised Persons. The general fiduciary principles that govern personal investment activities are: (1) the duty at all times to place the interests of clients and Fund shareholders first; (2) the requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of a Supervised Person’s position of trust and responsibility; and (3) the principle that the Adviser’s personnel should not take inappropriate advantage of their positions.

M&I recognizes that independence in the investment decision-making process is vital. Causing a portfolio to take action or to fail to take action for the purpose of achieving a personal benefit rather than to benefit the portfolio is a violation of this Code. Investment Personnel have an affirmative duty to bring suitable securities to the attention of those making investment decisions. Consequently, the failure to recommend or buy a suitable security for a client or Fund in order to avoid the appearance of conflict from a personal transaction in that security will be considered a violation of this Code.

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This Code is not intended to deal with every possible situation Supervised Persons may encounter. If a situation arises that is not covered in the Code, or if a Supervised Person is uncertain about any aspect of the Code, he/she is asked to consult with the IMC Compliance Department.

III.	PROTECTION OF NON-MATERIAL NON-PUBLIC INFORMATION

A Supervised Person who becomes aware of material information that has not been disclosed to the marketplace generally should not, without first discussing the matter with the Chief Compliance Officer, (i) trade in (purchase or sell) the securities of the company to which the information relates, either on behalf of an Advisory Client or for his or her own or a related account, (ii) recommend transactions in such securities, or (iii) disclose that information (tip) to others. These restrictions apply if such information has been acquired improperly or, though acquired properly, has been obtained in circumstances in which there is a reasonable expectation that it will not be used for trading purposes, or where the information relates to a tender offer and came from a tender offer participant.

In particular, no employee should trade, tip, or recommend the securities of any issuer having obtained material nonpublic information on a confidential basis, from an insider in breach of his or her duty, or through misappropriation. On the other hand, there is no prohibition against using information obtained legitimately through one’s own analyses or appropriate investigative efforts.

Any Supervised Person who acquires material nonpublic information may not discuss that company with others, other than to report such fact to the Chief Compliance Officer and/or M&I Wealth Management’s General Counsel. Once material nonpublic information has been disclosed to a person, he or she is precluded from trading in the security to which that information relates, making any comment which could be viewed as a recommendation, or otherwise further disclosing the information, as long as he or she possesses material nonpublic information.1 In this regard, particular restraint should be exercised to avoid the transmission of information which is not likely to become public in the short term.

In addition, all Supervised Persons are subject to Marshall & Ilsley Corporation’s (“M&I Corp.”) Policy on Securities Trading. Employees are also subject to the Marshall & Ilsley Trust Company, N.A.’s Insider Activity Policy.

1.	Materiality. Information is “material” if it has market significance, that is, if its public dissemination is likely to affect the market value of securities, or if it is otherwise information that a reasonable investor would want to know before making an investment decision.

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The restrictions on trading securities imposed by this section apply to anyone receiving material nonpublic information from an employee and (i) the IMC employee, (ii) the employee’s spouse, (iii) the employee’s minor children, (iv) any other person living with the employee or to whose support the employee contributes, and (v) any client over which the employee has discretionary authority.

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While it is impossible to list all types of information which might be deemed material under particular circumstances, information dealing with the following subjects is often found to be material:

•	earnings estimates and other financial projections

•	dividends

•	major new discoveries or advances in research

•	acquisitions, including mergers and tender offers

•	sales of substantial assets

•	changes in debt ratings

•	significant write-downs of assets or additions to reserves for bad debts or contingent liabilities

On the other hand, information is generally not material if its public dissemination would not have a market impact, or if the information would not likely influence a reasonable investor making an investment decision. Since such judgments may ultimately be challenged with the benefit of hindsight, and the consequences of a wrong decision are potentially severe, an employee should contact the Chief Compliance Officer for advice as to whether particular information is material.

2.	Nonpublic. Information that has not been disclosed to the public generally is “nonpublic.”

To demonstrate that certain information is public, the Supervised Person should be able to point to some fact showing that it is widely available. Information would generally be deemed widely available if it has been disclosed, for example, in the broad tape, Wall Street Journal, or widely circulated public disclosure documents, such as prospectuses, annual reports, or proxy statements. Nonpublic information may include (a) information available to a select group of analysts or brokers or institutional investors, (b) undisclosed facts which are the subject of rumors, even if the rumors are widely circulated, and (c) information that has been imparted on a confidential basis, unless and until the information is made public and enough time has elapsed for the market to respond to a public announcement of the information.

3.	Information from Affiliates. Because the Adviser is under common control with affiliate banks and other financial institutions, all of which could be a source of nonpublic information, the Adviser employees must be particularly careful to consider the nature of the information they receive before using it. Use of “insider” information obtained from an affiliate of the Adviser could subject both the Adviser and the affiliate to penalties for insider trading.

4.	Information Obtained on a Confidential Basis. When an Adviser employee obtains information from a source with the expectation that he or she will keep such information confidential, the Adviser and its employees are prohibited from using that information to trade, tip, or recommend securities and such confidential information may not be given to affiliates of the Adviser. The expectation of confidentiality may be either explicitly set forth or implied by the nature of the Adviser’s relationship with the source of the information.

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5.	Information Obtained through a Breach of Fiduciary Duty. Even in the absence of an expectation of confidentiality, the Adviser’s employees are prohibited from trading, tipping, or recommending securities on the basis of material nonpublic information disclosed by an insider in breach of a fiduciary or similar duty.

6.	Information Obtained Through Misappropriation. “Misappropriated” information is information that has been improperly obtained or, though obtained properly, is being used improperly for a purpose contrary to the purpose for which it was given. For example, if a printer, a commercial banker, or a lawyer passes along to others material nonpublic information entrusted to him or her by a client, misappropriation may have occurred. Thus, if such a person divulges the information to a person who knows of that relationship, and the person trades, tips, or recommends the client’s securities, liability as a “tippee” with respect to the misappropriated information may be found. For this reason, absent approval by Chief Compliance Officer on the basis of a full exploration of the facts, no employee may trade, tip, or make recommendations regarding affected securities where he or she has reason to believe the information has been misappropriated.

Any violation of the procedures in this section, or any other disclosure or use of material nonpublic information, should be reported to the Chief Compliance Officer immediately. Violations may result in disciplinary action.

Any question as to the applicability or interpretation of these guidelines or the propriety of any desired action must be discussed with Chief Compliance Officer prior to trading or disclosure of the information.

IV.	PERSONAL SECURITIES TRADING

The Code requires Supervised Persons to conduct any personal securities trading activities in compliance with the provisions of the Code and to periodically report their personal securities transactions and holdings to the IMC Compliance Department, which is required to review those reports. If a Supervised Person is considered an Access Person, he/she is also subject to the pre-clearance requirements detailed in Section A.1 below.

Supervised Persons must submit holdings and transaction reports for Reportable Securities in which the Supervised Person has, or acquires, any direct or indirect Beneficial Ownership. Access Persons reporting obligations may be met by submitting the necessary reports on the Sungard Protegent PTA (“PTA”) web-based personal trade monitoring system.

A.	Personal Trading Procedures

1.	Pre-Clearance Requirements

Access Persons must pre-clear every purchase or sale of a Reportable Security in which the Access Person has a Beneficial Ownership (including transactions in 401k, pension or profit-sharing plans) unless they are specifically excluded from pre-clearance per Section 2 below. Equity-related securities must be pre-cleared using PTA and fixed income securities must be pre-cleared through the fixed income trading desk.

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(a)	Pre-clearance approval remains in effect until the end of the business day on which it was granted

(b)	Pre-clearance approval and the receipt of express prior pre-clearance approval does not exempt you from the prohibitions outlined in this Code.

(c)	When trading options, the Access Person must pre-clear the underlying security before entering into the option contract.

(d)	When entering limit orders for transactions that do not meet the de minimis exemption, Access Persons must obtain pre-clearance approval each day the order is outstanding.

2.	Exceptions from Pre-Clearance Requirements

The following exceptions are from pre-clearance only; please see Section B for applicable reporting requirements.

Access Persons are not required to pre-clear the following transactions:

(a)	purchases or sales of 2,000 common shares or less (or 20 options contracts or less) in a public company whose market capitalization is greater than $5 billion at the time of the purchase or sale;

(b)	purchases or sales in ETFs;

(c)	transactions in affiliated mutual funds, such as Marshall Funds and/or the Marshall Asset Allocation Program;

(d)	transactions in the M&I 401(k) plan;

(e)	purchases or sales in foreign currency futures or forwards;

(f)	purchases or sales of options, futures, or forwards on broad-based indices, defined as indices consisting of 100 names or more;

(g)	transactions over which the Access Person has no control, such as the expiration of an option contract or option exercise thresholds that trigger an automatic exercise of options;

(h)	the execution of options of Marshall & Ilsley Corporation acquired as the result of employment at M&I or its affiliates;

(i)

purchases which are made through an automatic investment plan; part of an automatic payroll deduction plan whereby an employee purchases securities issued by an employer; however, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be pre-cleared, as

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appropriate, and reported. If an Access Person makes a change that will remain in effect for the following periods, such change will not be considered to be an “override.” For example, if an Access Person decides to increase his routine automatic contribution into a Reportable Security from $1,000 to $2,000, and this change will remain in effect for the foreseeable future, he does not need to pre-clear or report this. However, if an Access Person is increasing his automatic contribution from $1,000 to $2,000 as a one-time occurrence, and the following automatic investment will revert back to the $1,000 following the $2,000 transaction, then this transaction must be reported and possibly pre-cleared depending on the type of security (please refer to Section IV.A.);

(j)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired;

(k)	the acquisition of Reportable Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

(l)	purchases which (upon advance notification and approval of the Chief Compliance Officer or his or her designee) are part of an offering made available to a member of the Access Person’s household solely by virtue of that person’s employment;

(m)	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control; or

(n)	any transaction in which the Chief Compliance Officer or his or her designee determines that the nature of the Security traded or the facts surrounding the transaction are sufficient enough to make pre-clearance unwarranted.

3.	Prohibited Transactions and Activities

(a)	Unless a personal transaction meets the de minimis exception listed under Section 2(a), no Supervised Person or immediate family member sharing the Supervised Person’s household shall purchase or sell, directly or indirectly, any Reportable Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

i.	is being considered for purchase or sale by an Advisory Client; or

ii.	is being purchased or sold by an Advisory Client.

(b)	Inducing or causing an Advisory Client to take action, or to fail to take action, for the purpose of achieving a personal benefit, rather than a benefit for the Advisory Client, is a violation of this Code. Examples of this would include causing an Advisory Client to purchase a Security owned by the Supervised Person for the purpose of supporting or driving up the price of the Security, and causing the Advisory Client to refrain from selling a Security in an attempt to protect the value of the Supervised Person’s investment, such as an outstanding option.

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(c)	Using knowledge of an Advisory Client’s portfolio transactions to profit by the market effect of such transactions is a violation of this Code. One test which will be applied in determining whether this prohibition has been violated will be to review the Securities transactions of Supervised Persons for patterns. However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section II of this Code have been violated.

(d)	All Supervised Persons and immediate family members sharing the same household are prohibited from acquiring any Security distributed in an initial public offering (“IPO”), until trading of the Security commences in the secondary market.

(e)	All Supervised Persons and immediate family members sharing the same household are prohibited from acquiring Securities for their personal accounts in a Limited Offering made by an issuer that is a Public Company, without the express prior approval of the President of the Adviser (or his or her designee) and the Chief Compliance Officer (or his or her designee). All Supervised Persons and immediate family members sharing the same household must pre-clear with the Chief Compliance Officer purchases in a Limited Offering made by an issuer that is not a Public Company. The Chief Compliance Officer, as appropriate, will maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in a Limited Offering. Investment Personnel, after purchasing an approved Limited Offering, may not participate in any investment decision making regarding that Limited Offering for any Advisory Client. As such, a recommendation to an Advisory Client’s to purchase or sell Securities of such an issuer (following a purchase by an Investment Personnel in an approved personal transaction) will be subject to an independent review by the President of the Adviser (or his or her designee), so long as the person conducting such review has no personal interest in the issuer. The Investment Personnel will affirmatively disclose to the Chief Compliance Officer any such independent review.

(f)	Unless a personal transaction meets the de minimis exception listed under Section 2(a), all Access Persons and immediate family members sharing the same household, including all Investment Personnel, are prohibited from executing a personal transaction in any Reportable Security on a day during which an Advisory Client has a pending “buy” or “sell” order for that Reportable Security, and for seven (7) calendar days after an Advisory Client purchases or sells the same Reportable Security. Any purchases or sales of any Reportable Security by an Access Person within seven (7) days before an Advisory Client purchases or sells the same Reportable Security are subject to review on a case-by-case basis for purposes of determining whether a violation of this Code has or may have occurred. Transactions undertaken in violation of this Code’s prohibitions will be subject to disciplinary action, as determined by the Chief Compliance Officer ( or his or her designee) and/or the Company’s Board of Directors.

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(g)	When purchasing, exchanging, or redeeming shares of a Reportable Fund, Supervised Persons must comply in all respects with the policies and standards set forth in the then current prospectus, including restrictions on short-term trading.

B.	Reporting Requirements

Failure to complete the reports described in this Section of the Code in the specified timeframe is a violation of Rule 17j-1 and Rule 204A-1 under the Investment Company Act of 1940 and the Investment Advisers Act of 1940, respectively, as well as the Code. Such violations may be reported to the Adviser’s and the Company’s Board of Directors and may also result, among other things, in denial of future personal security transaction requests. Access Persons reporting obligations may be met by submitting the necessary reports on PTA. IMC Compliance generally maintains these reports within PTA.

1.	Initial and Annual Holdings Reports

(a)	Content of Holdings Reports.

Every Supervised Person shall report the information described below to the Chief Compliance Officer (or his or her designee):

i.	the full name (title), description (type and exchange ticker symbol or CUSIP number), number of shares and principal amount of each Reportable Security in which the Supervised Person or any immediate family member sharing the same household had any direct or indirect Beneficial Ownership when the person became a Supervised Person;

ii.	the name of any broker, dealer or bank maintaining an account in which any Securities that the Supervised Person has any indirect or direct Beneficial Ownership are held; and

iii.	date the report is submitted and signature.

(b)	Timing of Holdings Reports

Supervised Persons are required to submit a Holdings Report:

i.	no later than 10 days after the person becomes a Supervised Person, an initial holdings report listing all of the information described above which must be current as of a date no more than 45 days prior to the date the person becomes a Supervised Person; and

ii.	by February 14 of each year, an annual holdings report listing all of the information described above as of December 31 of the prior year.

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2.	Quarterly Transaction Reports

(a)	Content and Timing of Transaction Reports

Within 30 calendar days after the end of each quarter, each Supervised Person will provide the Chief Compliance Officer (or his or her designee) with a transaction report covering, at a minimum, all transactions during the most recent quarter in which the Supervised Person had any direct or indirect Beneficial Ownership (the “Quarterly Transaction Report”) containing the following information:

i.	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and the principal amount of each Reportable Security involved;

ii.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition such as a gift or charitable contribution);

iii.	the price at which the transaction was effected;

iv.	the name of the broker, dealer or bank with or through which the transaction was effected;

v.	date the report is submitted and signature; and

vi.	if there were no personal transactions in Reportable Securities during the period, either a statement to that effect or the word “None” (or some similar designation).

(b)	Exceptions to Reporting Requirements

Supervised Persons are not required to report:

i.	purchases which are made through an automatic investment plans; part of an automatic payroll deduction plan whereby an employee purchases securities issued by an employer; However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be pre-cleared, as appropriate, and reported. If an Access Person makes a change that will remain in effect for the following periods, such change will not be considered to be an “override.” For example, if an Access Person decides to increase his routine automatic contribution into a Reportable Security from $1,000 to $2,000, and this change will remain in effect for the foreseeable future, he does not need to pre-clear or report this. However, if an Access Person is increasing his automatic contribution from $1,000 to $2,000 as a one-time occurrence, and the following automatic investment will revert back to the $1,000 following the $2,000 transaction, then this transaction must be reported and possibly pre-cleared depending on the type of security (please refer to Section IV.A);

ii.	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired;

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iii.	the acquisition of Reportable Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

iv.	purchases which (upon advance notification and approval of the Chief Compliance Officer) are part of an offering made available to a spouse of an Supervised Person solely by virtue of that spouse’s employment; or

v.	purchases or sales effected in any account over which the Supervised Person has no direct or indirect influence or control.

3.	New Brokerage Account Reports

Supervised Persons will be required to disclose to the Chief Compliance Officer (or his or her designee) any new broker, dealer or bank accounts established during the previous quarter in which any Securities that the Supervised Person has any indirect or direct Beneficial Ownership were held during the quarter. The report shall include (i) the name of the broker, dealer or bank with whom the Supervised Person established the account, (ii) the date the account was established and (iii) the date the report was submitted. Ideally, Supervised Persons should report new brokerage accounts when they are opened.

4.	Duplicate Statements

Every Supervised Person is required to direct his or her broker to forward to the IMC Compliance Department, on a timely basis, duplicate copies of both confirmations of all personal transactions in Reportable Securities effected for any account in which such Supervised Person has any direct or indirect Beneficial Ownership interest and periodic statements relating to any such account.

C.	Marshall & Ilsley Corporation & Related Employee Benefits

1.	M&I Corp. Stock

Shares of M&I Corp. stock are subject to the same provisions of this Code, as any other equity security. As long as M&I has a market cap in excess of $5 billion, it will qualify for treatment under Section IV.A.2(a).

2.	M&I Corp. ESPP

Supervised Persons who participate in the M&I ESPP plan are required to report this account. Initial and subsequent additions to the plan are not subject to pre-clearance, nor are they reportable. However, sales of M&I stock acquired through the plan are subject to pre-clearance for Access Persons. All Supervised Persons must report such sales on their Quarterly Transaction Report.

3.	M&I Corp. Stock Option Program

Supervised Persons who receive M&I stock options are required to report this “account.” Because M&I Corporation reviews cashless/sameday sales of these stock options, cashless/sameday sales are not subject to pre-clearance requirements, but the transaction is reportable on the Quarterly Transaction Report. If an Access Person exercises his/her options and does not elect to do a same day sale, any subsequent sales of M&I Corp. stock will be subject to pre-clearance in accordance with Section IV.A

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4.	M&I Corp. 401(k) Plan

Transactions within the M&I 401(k) Plan do not require pre-clearance. Transfers within the 401(k) that involve the M&I Stock Fund, Metavante Stock Fund, MAAP products or Reportable Funds (e.g., Marshall Funds) should be reported on the Supervised Person’s Quarterly Transaction Report. Transactions in any money market or stable value products do not need to be reported.

5.	Marshall Funds & MAAP

Transactions in the Marshall Funds and MAAP products do not require pre-clearance, but must be reported, unless exempted under Section IV.B.2(b).

V.	GIFT POLICY

All Investment Personnel are prohibited from offering or receiving any gifts, favors, preferential treatment, valuable consideration, or other thing of more than a de minimis value in the aggregate in any calendar year from any person or entity from, to or through whom the Adviser purchases or sells Securities, or an issuer of Securities. All other Supervised Persons must receive approval from the Chief Compliance Officer (or his or her designee) prior to offering or accepting any gifts, favors, preferential treatment, valuable consideration or other things of more than a de minimis value in the aggregate in any calendar year from any person that does business with or on behalf of the Adviser. For purposes of this section, de minimis value is equal to $100 or less. In determining the value of a gift, Supervised Persons, including Investment Personnel, should use the higher of cost or market value.

A.	Exceptions to the Definition of a “Gift”

The gift policy does not apply to the following items:

(a)	salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Supervised Person’s employment responsibilities for the Supervised Person’s employer;

(b)	the offer or acceptance of meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

(c)	the offer or acceptance of advertising or promotional material of nominal value, which is generally $50 or less, such as pens, pencils, note pads, key chains, calendars and similar items;

(d)	the offer or acceptance of gifts, meals, refreshments, or entertainment of reasonable value, which is generally $100 or less, that are related to commonly recognized major events related to employment, such as a promotion, new job, etc.;

(e)	the offer or acceptance of personal gifts such as a wedding gift or a congratulatory gift for the birth of a child, provided that these gifts are not given as a result of the business

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relationship[2] and the individual giving the gift bears the cost of the gift and not the employer (e.g., the gift is not paid for by the Adviser, or its affiliates, or any entity with which they transact business); or

(f)	the offer or acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

B.	State or Municipal Pension Funds

Regulations related to the investment management of state or municipal pension funds often severely restrict or prohibit the offer of gifts or entertainment of any value to government officials (elected officials and employees of elected officials) who have involvement or influence over the selection of an investment manager. Prior to providing any gift or entertainment, the Supervised Person will generally consult with such individuals.

C.	Reporting

Any Supervised Person who offers or receives any gift, favor, preferential treatment, valuable consideration or other thing of value from or to any person or entity that does business either with or on behalf of an Advisory Client (including an issuer of Securities or any entity or person through whom an Advisory Client purchases or sells Securities) is required to report the offer or receipt of such gift at least quarterly to the Chief Compliance Officer (or his or her designee). The report must include a description of the gift given or received, the name of the person receiving or giving the gift and the estimated value of the gift. This reporting obligation can be met by submitting a gift reporting form through PTA.

VI.	SERVICE AS BOARD DIRECTOR OR BOARD MEMBER

All Supervised Persons are prohibited from serving on the boards of directors of any Public Company, absent express prior authorization from the President of the Adviser (or his or her designee). Authorization to serve on the board of a Public Company may be granted in instances where the President of the Adviser (or his or her designee) determines that such board service would be consistent with the interests of the Advisory Clients, including shareholders of the Company. If prior approval to serve as a director of a Public Company is granted, an Investment Personnel has an affirmative duty to excuse himself from participating in any deliberations by the Adviser regarding possible investments in the securities issued by the Public Company on whose board the Investment Personnel sits.

VII.	CERTIFICATION AND ACKNOWLEDGEMENT

Upon becoming a Supervised Person and annually by February 14 of each year, every Supervised Person will provide the Chief Compliance Officer (or his or her designee) with certification that he or she has received, read, and understands the provisions of this Code, and that they recognize that they are subject to its provisions. The annual certification shall also include a statement that, during the prior year, the Supervised Person has complied with the

[2]	For example, in situations where there is a pre-existing personal or family relationship between the person giving the gift and the recipient.

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requirements of this Code and that the Supervised Person has disclosed or reported all personal transactions in Reportable Securities that are required to be disclosed or reported pursuant to the requirements of this Code. In addition, should there are any material amendments to the Code, as determined by the Chief Compliance Officer, each Supervised Persons will be asked to certify that he or she has received, read and understands the provisions of this Code.

VIII.	DISINTERESTED DIRECTORS

A.	Prohibited Securities Transactions

No Disinterested Director shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership or interest when the Disinterested Director knows or has reason to believe that securities of the same class are being purchased or sold or considered for purchase or sale by the Company or any series thereof, until those transactions have been completed or consideration of such transactions is abandoned.

This prohibition does not apply to any transaction in an investment advisory account of any Disinterested Director (either alone or with others) over which the investment adviser for the account exercises investment discretion if the Disinterested Director did not have knowledge of the transaction until after the transaction had been executed.

B.	Exempted Transactions

The provisions of this Code are not intended to restrict unnecessarily the personal investment activities of Disinterested Directors. Therefore, the provisions of Section VIII.A of this Code shall not apply to:

(a)	purchases or sales over which a Disinterested Director has no direct or indirect influence or control;

(b)	purchases or sales of securities that are not eligible for purchase or sale by a Fund;

(c)	purchases or sales that are non-volitional on the part of either the Disinterested Director or a Fund;

(d)	purchases that are part of an automatic investment or dividend reinvestment plan;

(e)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(f)	purchases or sales that receive the prior approval of the Chief Compliance Officer on the ground that they are not inconsistent with this Code or the provisions of Rule 17-j-l(a).

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C.	Reporting Securities Transactions

1.	Duty to Report

If any Disinterested Director has a Beneficial Ownership in a transaction in a security and at the time of the transaction knew, or in the ordinary course of fulfilling his or her official duties as a director should have known, that on the day of the transaction or within 15 days before or after that day a purchase or sale of that class of security was made or being considered for a Fund, he or she shall report the transaction to the Chief Compliance Officer within 30 days after the end of the calendar quarter in which the transaction occurred.

2.	Form of Report

A report pursuant to Section VIII.C.1 may be in any form, such as that in Exhibit A, (including a copy of a confirmation or monthly brokerage statement) but must include:

(a)	the date of the transaction;

(b)	the title, interest rate and maturity date (if applicable), number of shares, and the principal amount (if applicable) of the security;

(c)	the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

(d)	the price at which the transaction was effected;

(e)	the name of the broker, dealer or bank with or through whom the transaction was effected;

(f)	the name of the reporting person; and

(g)	the date on which the report is submitted.

3.	Initial and Annual Holdings Reports

Disinterested Directors shall not be required to complete and submit Initial and Annual Holdings Reports.

D.	Transactions with a Fund or the Company

No Disinterested Director will knowingly sell to or purchase from a Fund any security or other property except securities issued by a Fund.

IX.	WAIVERS BY THE CHIEF COMPLIANCE OFFICER

The Chief Compliance Officer or his or her designee may, in his or her discretion, waive compliance by an Supervised Person with the provisions of the Code, if he or she finds that such a waiver: (i) is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances; (ii) will not be

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inconsistent with the purposes and objectives of the Code; (iii) will not adversely affect the interests of any Advisory Client or the interests of the Adviser or its affiliates; and (iv) will not result in a transaction or conduct that would violate provisions of applicable laws or regulations. Any waiver shall be in writing and shall contain a statement of the basis for the waiver.

X.	REVIEWING AND MONITORING

The Chief Compliance Officer will review all reports required under this Code, and personal trading activity and trading records to identify improper trades or patterns of trading or possible violations. The Chief Compliance Officer may designate one or more individuals to assist with the review of these items.

XI.	REPORTING VIOLATIONS AND SANCTIONS

Supervised Persons who are aware of any possible violations of this Code must promptly report them to the Chief Compliance Officer. Upon determining that a violation of this Code has occurred, the Chief Compliance Officer may take such actions or impose such sanctions, if any, as he or she deems appropriate, including, but not limited to: (a) a letter of censure; (b) suspension; (c) a fine, either nominal or substantial; (d) the unwinding of trades; (e) the disgorging of profits; or (f) termination. These sanctions may be assessed individually or in combination. Prior violations by the Supervised Person and the degree of responsibility exercised by the Supervised Person will be taken into consideration in the assessment of sanctions. In instances where a member of the Supervised Person’s household commits the violation, any sanction will be imposed on the Supervised Person.

XII.	ANNUAL REPORT TO MARSHALL FUNDS’ BOARD OF DIRECTORS

No less frequently than annually, the Adviser, the sub-adviser to any Fund, the Company’s distributor and the Company are each required to furnish to the Company’s Board of Directors a written report that:

(a)	describes any issues arising under the Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(b)	certifies that the Adviser and the Company have adopted procedures reasonably necessary to prevent access persons from violating the Code.

XIII.	RECORDKEEPING

The Compliance department will maintain copies of the Code, records of persons subject to reporting under the Code, copies of supervised persons’ written acknowledgement of receipt of the Code, records of personal securities transactions and holdings reports and the Compliance department’s review of the same, records of decisions relating to approvals of investments in limited offerings or private placements, records of violations of the Code and actions taken as a result of the violations, and records of the annual reports provided to the Funds’ Board of Directors. These records will be maintained (generally for five full fiscal years) in accordance with applicable laws and rules there under.

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XIV.	FORM ADV

The Adviser will describe its Code of Ethics in Form ADV and, upon request, furnish the clients with a copy of the Code.

XV.	CONFIDENTIALITY

All reports and records monitored, prepared or maintained pursuant to this Code shall be considered confidential and proprietary to the Adviser and/or the Company and shall be maintained and protected accordingly, except as disclosed thereof to the Adviser’s or Company’s Board of Directors, M&I Corp.’s Internal Audit department, regulators or other appropriate persons as may be reasonable and necessary to accomplish the purpose of this Code.

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EXHIBIT A

MARSHALL FUNDS, INC.

TRANSACTION REPORTING FORM FOR DISINTERESTED DIRECTORS

Background. Marshall Funds, Inc. (the “Marshall Funds” or “Funds”) has adopted a code of ethics (the “Code of Ethics”) to comply with Rule 17j-1 of the Investment Company Act. The Code of Ethics requires “access persons” to report their personal securities transactions. While the definition of “access person” includes directors of Marshall Funds, a director who is not an “interested person” of the Funds (i.e. a “Disinterested Director”) and who would be required to make a report solely by reason of being a Fund director, is not required to submit initial or annual holdings reports and is only required to report transactions in Securities (as defined by the Code of Ethics) on a quarterly basis if the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director’s transaction in a Security, a Fund purchased or sold the Security, or the Fund or its investment adviser considered purchasing or selling the Security.

Transaction Reporting. Each Disinterested Director shall submit to the Chief Compliance Officer of M&I Investment Management Corp., the Fund’s investment adviser, a list of any applicable transactions, as described above, within 30 days of each calendar quarter end on this Form. To the extent the Disinterested Director does not have any applicable transactions, this Form need not be submitted. The Disinterested Directors will be reminded periodically of their reporting responsibilities. The reporting of any transaction below shall not be construed as an admission of any direct or indirect beneficial ownership in the subject security.

TRANSACTION RECORD FOR (Print Name)                                                                          FOR THE QUARTER ENDED

I am reporting below all transactions required to be reported for the quarter pursuant to the Code of Ethics.

Date of Transaction	Name of Security and Ticker	Interest Rate	Maturity Date	Principal Amount	Number of Shares or Par	Type of Transaction (B) (S) (Other)	Price	Broker/Bank/Other	Name of Account (if other than yourself)

Disinterested Director Signature	Date

REVIEWED:
	Date	Compliance Review Signature

FOLLOW-UP ACTION (if any):